Exhibit 99.1

FOR IMMEDIATE RELEASE
July 6, 2020
MEDIA CONTACT: Frederick Solomon
703-903-3861
Frederick_Solomon@FreddieMac.com
Freddie Mac Elects Allan P. Merrill and Paul T. Schumacher to Board of Directors
McLEAN, Va. -- Freddie Mac (OTCQB: FMCC) today announced that it has elected Allan P. Merrill and Paul T. Schumacher to its Board of Directors, effective September 1, 2020. Merrill is chairman, president and chief executive officer of Beazer Homes USA, Inc., a diversified national homebuilder. Schumacher is founder, president and chief executive officer of Schumacher Homes, Inc., one of the country’s leading custom homebuilders.
“On behalf of Freddie Mac, we welcome Allan Merrill and Paul Schumacher to our Board of Directors,” said Freddie Mac Non-Executive Board Chair Sara Mathew. “Each brings important perspectives on critical aspects of the housing industry as well as considerable executive leadership and financial experience. Their insights will help us continue to deliver on our mission as we embark on our next chapter.”
Merrill will serve on the Board’s Audit and Nominating & Governance committees, and Schumacher will serve on the Audit and Compensation & Human Capital committees.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac, and Freddie Mac’s blog FreddieMac.com/blog.

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